THIS LEASE OF COMMERCIAL PREMISES

  is made between

  Berendes/Dr. Venator Gbr,
  consisting of

  a. Mr. Guido M. Berendes, Dipl. Ing.,
     of Farberstrasse 100, 40223 Dusseldorf

  b. Mr. Arwed Venator, Dr. jur.,
     of Bugenbeck 112/114, 45470 Mulheim an der Ruhr

                    - LESSOR -

  and the Firm of

  BGS Systems, GmbH,
  of Steinhof 39, 40699 Erkrath

                    -THE TENANT-

  PRELIMINARY REMARKS

  The Lessor is erecting on the ground site entitled Steinhof 3-5a, Erkrath, an office park, the first section of which (Buildings V to VII) is complete, and the second and third sections of which (Buildings I - IV) are still in the process of construction.

  The tenant wishes to rent premises on the Third Floor of Building III (Steinhof 5) with a net floor area of approx.
  420 square meters.

  In this matter the following

  LEASEHOLD OF COMMERCIAL PREMISES

  has been concluded:

  1. THE SUBJECT OF THE LEASE

  (1) The Lessor shall lease to the Tenant

  The area situated on the top floor of the Building III
  (Steinhof 5) such area being edged in green in the accompanying Ground Plan, having a net floor area of approx.
  420 square meters.

  12 vehicle parking spaces in the underground garage, the precise position of which the Lessor shall determine in accordance with 315 BGB [Federal German Code].

  Use may be made of the general areas and facilities intended for communal use.


  (2) These premises shall be let exclusively for use as office accommodation by the Tenant. Any change in the purpose of the lease shall require the express permission of the Lessor, and the Tenant shall enjoy no claim upon such permission. Any alteration in the purpose of the lease undertaken without this permission shall provide the Lessor with grounds for immediate termination of contract.

  (3) The description of the property and its fittings is based on the Ground Plan for the Third floor of Building III, as contained in Appendix 1 of this Contract the Building specification and Specification of fittings, as set out in Appendix 2 of this Contract.

  (4)  Discrepancies from anything determined in Appendices 1
  - 2 can only be allowed with the permission of the Tenant.

  2. TERM OF THE LEASE, HANDING OVER

  (1) The Tenancy shall begin on 1 January 1997. The keys to the premises shall be handed over at the latest on 16
  December 1996. Any delays in handing over shall not entitle the Tenant to raise any claim - especially claims for damages against the Lessor.

  (2) This Lease is fixed for five years, to commence on the day of handing over, in accordance with Section 1.

  (3) The Tenant is entitled, by means of a written declaration to be made to the Lessor by registered post at a term of six months before the expiry of the fixed contractual period, to require one extension of the leasehold for a period of a further five years, retaining all contractual agreements.

  (4) The Leasehold Premises are subject to the Building Specification (Appendix 2 of this Contract), and to the Room Schedule, which is still to be drawn up, but about which the Parties are in agreement as to its essential contents.

  (5) When the finished Leasehold Premises are handed over, a Memorandum of Transfer shall be drawn up to be signed by both Parties. In this Memorandum the Tenant shall confirm such transfer of the Leasehold Premises. The Tenant may only refuse to take the premises over if essential deficiencies are present, such as to cause major impairment of their agreed purpose. In general the Memorandum of Transfer shall list any deficiencies and final work which the lessor must still undertake. Such work shall be carried out by the lessor within an appropriate time. Moreover the Memorandum of Transfer must contain a measurement of area, which shall form the basis for assessing the rental payment.

  3. RENTAL PAYMENT

  (1) The monthly net rental payment for the premises leased on the Third Floor of Building III shall be DM 19.00 per square meter of net floor area: taking an expected net floor area of approx. 420 square meters, this will therefore be DM 7,980.00

  (2) The monthly net rental payment for the 12 leased vehicle parking spaces in the underground garage shall be DM
  80.00 per parking lot, amounting to a total therefore of DM
  960.00.

  (3) In addition to the net rental payment stated above, the Tenant shall bear the running costs as set out in Appendix
  III to Section 27 of the Second Accounting Order of the New Buildings Leasehold Order, which is part of this Contract as Appendix 3. The Parties to this Contract hereby agree that the cost schedule for living accommodation mentioned has
  been drawn up and must therefore be understood in an
  extended sense, corresponding to commercial use. Should new public charges be introduced or new running costs arise, the Tenant shall be charged with these in the same way, insofar as this does not exclude statutory regulations. Insofar as these additional overheads to be born by the Tenant are not charged to him directly, an allocation shall be levied.
  Such a levy will be made for heating and hot water according
  to consumption, as set out in the hot water order.   Insofar
  as a levy according to consumption or direct levy is not made, a levy shall be made in the proportion which these leasehold premises hold to the total leasehold premises available in the whole Property. In goodwill the Lessor will apportion the charges by a fair calculation in accordance with Section 315 BGB (Federal German Code).
  Should the Tenancy end during the accounting period, then without the Tenant having any claim to receive an account in advance of the end of the accounting period - an intermediate reading of the measuring equipment shall be carried out. Should an intermediate reading not be carried out, then the charges shall be divided by the Lessor between the Tenant and the subsequent Tenant or the Lessor himself in accordance with a fair calculation.

  The Tenant shall bear the costs of the administration of the building by way of the apportioned levy. The levy shall be made in the proportion which these leasehold premises hold to the total leasehold premises available in the whole Property. Monthly advance payments will be claimed for the additional charges born by the Tenant amounting to DM 3.00 per square meter of area occupied. The monthly advance payments are payable together with the rent. Subsidiary charges shall be accounted annually by 30 Subsidiary charges shall be accounted annually by 30 June of the following year. The accounted sum is payable within two weeks after receipt of the invoice. The Lessor is entitled - and, at the request of the Tenant shall have the duty - to adjust the advance payments to the probable trend of the subsidiary charges themselves. An adjustment shall take place in any case to the balance of the previous year.

  (4) In addition to rental payment and subsidiary charges the Tenant shall pay the turnover tax levied upon them at the rate in statutory force for the time being.

  (5)     The probable monthly rent will amount to:

     Office Premises               DM  7,980.00
     Vehicle parking spaces in
       underground garage          DM    960.00
     Advance subsidiary charges    DM  1,260.00
     Turnover tax (currently 15%)  DM  1,530.00

     Total                         DM 11,730.00

  The rental payment, the advance payment for subsidiary charges, and the turnover tax levied on these shall be payable in advance by the fifth calendar day of every month and shall be transferred free of charge to Account Number 915 515 5 of the Nationalbank AG, Mulheim an der Ruhr (Bank Sorting Code 362 200 30). In the case of delay the Tenant shall be liable to additional late payment charges of at least 6% above the current discount rate of the German Federal Bank. Ingoing payments which fail to repay all the Lessor's unpaid demands shall be applied firstly to the interest, then to the subsidiary charges (firstly to the earlier, then to the later), and lastly to the basic rent (firstly to the earlier, then to the later), even if the Tenant has directed a different repayment.

  (6)     The rental is further assured as follows:

  If the index of prices for average cost of living according to the Federal Office of Statistics, Wiesbaden, (households of four people consisting of workers and employed persons with a middle-range income, basis: 1985 = 100) changes by 10% or more up or down compared to its state when the Leasehold Premises were handed over to the tenant, or compared to its state when it formed the basis of the last adjustment, the rental shall alter accordingly.

  Such information shall be based on the monthly publications of the currently continuing index of the Federal Office of Statistics, Wiesbaden.

  The rental payment shall alter at the same time as the index prices for the average cost of living alters. In the case of a rise the Lessor, in the case of a fall the Tenant shall give notice of the change and present an account. If notice is not given, or not given in time, this shall not be taken to mean that the claim for adjustment has been abrogated. The amended rental shall be paid retrospectively; any difference shall be reimbursed retrospectively; however, the Contracting Parties shall hereby be deemed to be in arrears only after the relevant account has been presented and only after a proper term of notice has expired.

  Should the Federal Office of Statistics cease to continue the agreed price index wholly or in part, then a subsequent index of a suitable kind shall be used in its place, or an index which guarantees the value of the rental to the same extent as the original regulatory index, such guaranty being the intention of the Parties.

  The above value-assurance stipulation requires the approval of the competent State Central Bank, which the Lessor shall obtain.

  Should this approval be refused, or should the agreed value-assurance stipulation be invalid for any other reason, then its place shall be taken by a regulation which in its financial import shall approach the intention of the agreed value assurance stipulation as nearly as possible.

  4. DECORATIVE REPAIR, BUILDING ALTERATIONS, LIABILITY

  (1) All decorative repair in the premises shall be undertaken by the Tenant at his own expense during the term of the Lease. This includes the following work: painting walls and ceilings, painting radiators and pipes, painting interior doors, as well as the interior parts of windows and external doors, care and maintenance of floors.

  At the termination of the Lease the Tenant shall undertake all decorative repair completely.

  Decorative repair must be carried out in a professional manner. Should the Tenant fail to fulfill his obligations, then the Lessor, assuming that he has made requirement of the Tenant to carry out such work without result, may demand reimbursement of the costs attendant on carrying out the work.

  (2) Minor repairs over and beyond the Lessor's duty of guaranty up to the sum of DM 500.00 in each case shall be born by the Tenant, but not more than DM 3,000.00 per year of the Lease. This sum shall be subject to amendment in accordance with the regulation contained in the value assurance stipulation as set out in Section 3, Par. 7.

  (3) The Tenant may undertake building alterations to the premises only if he has obtained the Lessor's written permission in advance.

  (4)     The Tenant shall bear the risk of glass breakage.

  (5) The Tenant shall be liable for damage caused by his servants, employees or customers.

  5. EQUIPMENT AND FURNISHINGS

  (1) The Tenant may provide the leasehold area or parts thereof with his own furnishings and equipment, such as electrical installations and telephone equipment. He shall thereby adhere to the proper spacial availability.

  (2) At the close of the Tenancy the Tenant may take away the furnishings and equipment which he has provided. He shall put all things into their original order. Should at the close of the Tenancy a mutual interest prevail to leave any furnishings and equipment belonging to the Tenant in the Leasehold premises, then the Parties to this Contract will reach an agreement regarding these items at the close of the tenancy.

  6. ADVERTISING

  The Tenant will draw attention to his trade to the usual extent by affixing suitable advertisements in the area of the building entrance, the lift and the entrance to the Floor. With respect to the character of the building a uniform design must be adopted corresponding to regulations laid down by the Lessor. Any costs arising from alterations shall be born by the Tenant.

  7. DUTY OF TRAFFIC SAFETY

  The Tenant shall undertake the duty of traffic safety in the area of the leasehold premises, indemnifying the Lessor.

  8. SUBLETTING

  The Tenant shall be entitled to sublet in the context of the stipulation of use in Section 1. such subletting shall not affect the Tenant's liability in accordance with this Contract. The Lessor shall be entitled to refuse permission to sublet if the Sub-tenant is insolvent, or if there are other reasons why the Sub-tenant is not acceptable to the Lessor.

  9. OFFSET, RETENTION, RENTAL REDUCTION

  The Tenant cannot offset any claims which he may have against the Lessor against the Lessor's claims for rental payment, and therefore cannot assert any right to retention, unless the Tenant's claims in question are unopposed or determined at law.

  A reduction of rental is only permissible if the claim to reduction has been recognized or has been determined at law with respect to its reason and size.

  10.     TERMINATION OF THE TENANCY

  (1) The Leasehold premises shall be returned to the lessor at the termination of the Tenancy in contractually proper condition and taking into account the regulation in Section
  5.

  (2) If so demanded by the Lessor, the Tenant shall at this time put everything into its original order.

  (3) Paragraph 368 of the BGB (Federal German Code) shall not apply. Any use of the Leasehold Premises after termination of the Lease shall not lead to an extension of the Tenancy for an indefinite time.

  11.     LESSOR'S RIGHT OF ENTRY

  (1) The Lessor or his agent may enter the leasehold premises at suitable intervals and at good notice, in order to ascertain their condition or to read measuring equipment.

  (2) Should the Lessor intend to sell the Premises, or should the Lease be terminated, then the Lessor or his agent, together with the Parties interested in sale or leasing, shall be entitled to view the premises on weekdays between 9:00 a.m. and 5:00 p.m., having given good notice.

  12.     ALIENATION OF THE PROPERTY, ALTERATION IN THE LESSOR'S
  SHAREHOLDINGS

  The Lessor shall b entitled to transfer his rights and duties in this contract to a Third Party. In the case of the property being alienated, the Lessor's liability to fulfill this contract shall end upon the alienation of the property. Section 571, Paragraph 2 of the BGB (Federal German Code) shall not apply.

  The same shall hold in the case of either of the Lessor's shareholders transferring his shareholding to a Third Party. The liabilities of the departing shareholder under this contract shall end with his departure from the Company at Civil Law, the Company being the Lessor.

  13.     TENANT'S RIGHT OF ENTRY

  The Tenant's employees and visitors have the right to enter the leasehold premises at any time.

  14.     SECURITY GUARANTY

  (1) As a guaranty of all the Lessor's claims against the Tenant arising from this Contract, the Tenant shall pay a surety amounting to three months' rental payments (plus subsidiary charges and value added tax), estimated at DM 31,850.00

  This surety shall be paid within two weeks of this Leasehold Contract being concluded, at latest before the Leasehold Premises are handed over. As long as it has not been paid the Tenant has no right to claim transfer of the Leasehold Premises. The Lessor shall place this surety at interest, as a savings credit with a statutory notice of withdrawal, in a credit institution of his choice. The interest shall be credited to the sum held as surety.

  (2) In place of a cash surety the Tenant may provide an absolute guaranty from a German credit institution registered as a customs and revenue guarantor to the same amount, in which the guarantor institution pledges to pay the sum at guaranty to the Lessor at first demand if the latter shall show that the Tenant has not fulfilled his obligations under the Leasehold Contract. Any facility to free the guarantor by means of deposit must be excluded.

  (3) The surety or bank guaranty shall be repaid without delay following termination of the Leasehold Contract, as soon as the Leasehold Premises have been returned in order and in their proper contractual condition and no demands under the Leasehold Contract are outstanding.

  15 TERMINATION

  (1)     The Lessor may terminate the Leasehold Contract for
  good reason.   Good reason shall mean particularly:  if the
  Tenant is in arrears in payment of rent or subsidiary charges amounting to a sum greater than two month's rent, if proceedings in bankruptcy, or proceedings in legal composition for the avoidance of bankruptcy, have been initiated upon the Tenant's assets, or if an application has been made for such initiation, or if the Tenant has ceased trading.

  (2) The Tenant may terminate this Leasehold Contract for good reason, if proceedings in bankruptcy, or proceedings in legal composition for the avoidance of bankruptcy, have been initiated upon the estate of the Lessor, or if application has been made for such initiation.

  16.     HOUSE RULES

  (1) The Tenant shall have a duty to the Lessor and to the other Tenants and users of the whole building to maintain good order in the building and to practice mutual consideration.

  (2) To maintain good order in the building, and for the use of communal facilities, the Lessor may draw up house rules.
  No regulations contained in this contract can be altered by any regulations contained in such house rules.

  17.     MISCELLANEOUS PROVISIONS

  (1) Should any regulation contained in this Contract be or become inoperative, then the efficacy of the whole Contract shall not be affected. In such a case the Parties to the Contract will replace the inoperative regulation by a legally operative rule which approaches most nearly to the intended commercial purpose of the inoperative regulation.
  The same procedure shall be undertaken if any individual stipulations cannot be carried out or if any omissions shall be found in this Contract.

  (2) No subsidiary agreements have been made with respect to his Contract. Amendments and additions to this Contract, or its suspension, must be in writing. Any amendment to this stipulation of written procedure must also be in writing.

  (3) The place of fulfillment and of jurisdiction shall be Dusseldorf, insofar as this can be effectually signed.

  18.     PARTS OF THIS CONTRACT

     The following are integral parts of this Contract:

  Appendix 1   Ground Plan of the Third Floor of Building IV
  Appendix 2   Building Specification and Specification of
  Fittings
  Appendix 3   Appendix III to Section 27 of the Second
  Accountancy Order to the New          Buildings Leasehold Order


  Dusseldorf, 24 March 1996        /s/ Berendes/Dr. Venator
GbR


Erkrath, 22 March 1996        BGS Systems GmbH

                         [Signature]